Exhibit 99.1

Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, California 94555 Toll-free: +1 888 864 3770 Tel: +1 510 505 2100 Fax: +1 510 505 2101 www.ciphergen.com
PRESS RELEASE
CIPHERGEN APPOINTS DEBRA A. YOUNG AS CHIEF FINANCIAL OFFICER
Fremont, Calif. – November 6, 2006 – Ciphergen Biosystems, Inc. (Nasdaq:CIPH) today announced the appointment of Debra A. Young as Vice President and Chief Financial Officer (CFO). In her role as CFO, Ms. Young will be responsible for leading all aspects of financial management for Ciphergen.
“Debra brings extensive finance and management expertise to Ciphergen at an important time in the company’s development,” said Gail S. Page, President and CEO of Ciphergen. “Her 20 years of experience developing and implementing successful financial and operational strategies for companies in the healthcare industry will be invaluable to us as we build a dynamic diagnostics business.”
Ms. Young joins Ciphergen from ViOptix, Inc., where she served as CFO since 2004. In that position, she was responsible for all aspects of finance, human resources and information technologies, as well as legal and facilities. She successfully helped the company establish and implement systems and controls for gaining FDA clearance and launching its first product. For five years prior to ViOptix, Ms Young was CFO of the Nuclear Medicine Division of Philips Electronics, a $500 million business. While at Philips, Ms. Young provided strategic and operational financial management support to the CEO, worked to improve manufacturing efficiencies and margins and led the effort to outsource information technologies.
“I am excited to join Ciphergen as the company focuses its efforts on developing novel diagnostics that patients and physicians need to make better treatment decisions,” said Debra Young. “I look forward to applying my experiences at both large and small companies to Ciphergen’s many opportunities.”
Before her promotion to CFO, she served as Vice President Controller for the Nuclear Medicine Division of Philips, formerly ADAC Laboratories, Inc. Ms. Young has also held positions at Somnus Medical Technologies, Inc. and Ernst & Young LLP. Ms. Young is a graduate of Manukau Technical Inst, NZ with an NDA major in accounting.
About Ciphergen
Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology, cardiology and women’s health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Ciphergen can be found on the Web at http://www.ciphergen.com.

Safe Harbor Statement
Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include the ability of Ciphergen to commercialize successfully biomarker panels and the potential outcome of studies designed to aid physicians in making treatment decisions. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the Company’s ability to successfully commercialize diagnostics. Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q filed August 16, 2006, for further information regarding these and other risks related to the Company’s business.
NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.
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Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
(510) 505 2233
Lori Murray
Media
WeissComm Partners
(415) 946-1070
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